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                                                                    EXHIBIT 99.3

                               FRANKLIN COVEY CO.
                          2200 West Parkway Boulevard
                        Salt Lake City, Utah 84119-2331

                                           , 1999

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

    Re: Subscription offering for Series A preferred shares of Franklin Covey
Co.

    Upon the terms and subject to the conditions set forth in the enclosed
prospectus dated       , 1999, Franklin Covey Co. is offering, to record holders
of its common shares on       , 1999, the right to subscribe for and purchase
one Series A preferred share for every 27 common shares owned on that date at a subscription price of $100 per preferred share.

    We are asking you to contact those of your clients for whom you hold Franklin Covey common shares registered in your name or in the name of your nominee, and those of your clients who hold common shares registered in their own names, to obtain instructions as to whether your clients would like you to purchase the Series A preferred shares pursuant to the subscription offering.

    Enclosed are copies of the following documents:

    1.  the Prospectus;

    2. the subscription agreement pursuant to which rights may be exercised for your use and for the information of your clients;

    3. a letter to Franklin Covey's shareholders from Robert A. Whitman, its Chairman of the Board and Chief Executive Officer;

    4. a form of a letter which may be sent to clients for whose accounts you hold Franklin Covey common shares registered in your name or the name of your nominee with a form for obtaining client's instructions with regard to the subscription offer;

    5. a Substitute Form W-9 (included in the subscription agreement) and accompanying instructions relating to backup federal income tax withholding; and

    6. a return envelope addressed to Zions First National Bank, as subscription agent.

    YOUR PROMPT ACTION IS REQUESTED. THE EXPIRATION OF THE SUBSCRIPTION OFFERING
IS 5:00 P.M. MOUNTAIN TIME,       , 1999, UNLESS EXTENDED.

    Franklin Covey will not pay any fees or commission to any broker, dealer or other person for soliciting the exercise of rights pursuant to the offer.

    To participate in the rights offering, a properly completed and executed subscription agreement and payment in full for all Series A preferred shares purchased must be delivered to the subscription agent prior to the expiration date as provided in the prospectus and the subscription agreement.

    NEITHER FRANKLIN COVEY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO EXERCISE OR REFRAIN FROM EXERCISING SUBSCRIPTION RIGHTS OR, IF EXERCISED, AS TO THE NUMBER OF SERIES A PREFERRED SHARES TO PURCHASE. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS.

    The subscription offer is being made to all common shareholders of record as
of       , 1999 solely pursuant to the prospectus and the subscription agreement. The offer is not being made (nor will the exercise of subscription rights be accepted from or on behalf of) shareholders in any jurisdiction in which the making of the offer or the acceptance of any exercise of subscription rights therein would not be in compliance with the laws of such jurisdiction.
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    Additional copies of the enclosed materials may be obtained from Zions First
National Bank. Their toll-free telephone number is (800) 789-8833.

                                          Very truly yours,

                                          FRANKLIN COVEY CO.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF FRANKLIN COVEY OR THE SUBSCRIPTION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE SUBSCRIPTION OFFERING, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.